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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW YORK & COMPANY, INC.
450 West 33rd Street-5th Floor
New York, New York 10001

                                                                                        May 20, 2005

Dear Stockholders,

        You are cordially invited to attend the Company's 2005 Annual Meeting of Stockholders which will be held at 450 West 33rd Street, 5th Floor, New York, NY, on Friday, June 24, 2005, beginning at 10:00 a.m., EDT.

        The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting. Please sign and return the accompanying proxy card so that your shares will be voted as you direct, even if you cannot attend the meeting.

Sincerely,

Richard P. Crystal Chairman, President and Chief Executive Officer

NEW YORK & COMPANY, INC.
450 West 33rd Street-5th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 am, EDT on Friday, June 24, 2005.
PLACE	New York & Company, Inc.'s corporate headquarters at:
450 West 33rd Street 5th Floor New York, New York, 10001
ITEMS OF BUSINESS	• To elect members of the board of directors.
• To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2005 fiscal year.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a stockholder of record as of Monday, May 9, 2005.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

May 20, 2005	Richard P. Crystal Chairman, President and Chief Executive Officer

i

Option Grants in Fiscal Year 2004	20
Equity Compensation Plan Information	20
Employment and Severance Agreements	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING	27
ANNEX 1—Audit Committee Charter	A-1

ii

PROXY STATEMENT

Why did I receive these proxy materials?

        The Company is providing this Notice of Annual Meeting, Proxy Statement, voting instructions and Annual Report (the "proxy materials") in connection with the solicitation by the board of directors of New York & Company, Inc. ("New York & Company," the "Company," "we," "us" or "our"), a Delaware corporation, of proxies to be voted at the Company's 2005 Meeting of Stockholders and at any adjournment or postponement.

        You are invited to attend the Company's Annual Meeting of Stockholders on June 24, 2005 (the "Meeting"), beginning at 10:00 am, EDT. The Meeting will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 am, EDT. Seating will be limited.

        These proxy materials are being mailed on or about May 20, 2005.

What should I bring with me to attend the Annual Meeting?

        Stockholders must present a form of personal identification in order to be admitted to the Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock, such as a bank or brokerage account statement, to be admitted to the Meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with New York & Company's transfer agent, Registrar and Transfer Company, you are considered the "stockholder of record" with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote at the Annual Meeting?

        Stockholders of record on May 9, 2005, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. At the close of business on May 9, 2005, there were 53,484,741 shares of the Company's common stock outstanding.

How do I vote?

        You may vote using either of the following methods:

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

        If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Registrar and Transfer Company, Attention: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016.

  In person at the Annual Meeting

        All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to: Registrar and Transfer Company, Attention: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016;

  •
  timely delivery of a valid, later-dated proxy; or

  •
  voting by ballot at the Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is "householding" and how does it affect me?

        The Company has adopted a procedure approved by the U.S. Securities and Exchange Commission ("SEC") called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company's proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company's printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Registrar and Transfer Company, Attention: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the voting requirements for the proposals?

        Under the Company's by-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. A plurality of the votes cast is required for the election of directors and the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting is required for the ratification of Ernst & Young LLP.

Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement went to press, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the Meeting for consideration, the Proxy Committee appointed by the board of directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

        The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

        Representatives of the Company's transfer agent, Registrar and Transfer Company, will tabulate the votes and act as inspectors of election.

Other information.

        The Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 ("fiscal year 2004") accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

        The contents of the Company's corporate website (http:\\www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

        The "Report of the Compensation Committee on Executive Compensation" and "Performance Graph" included in this Proxy Statement shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended ("Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

        The Company's board of directors currently has nine members. Each of these board members is standing for reelection to hold office until the next Annual Meeting of Stockholders.

        The Proxy Committee appointed by the board of directors intends to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

        Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

        The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

        The principal occupation and certain other information about the nominees are set forth on the following pages.

        The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

Nominees for Directors

        The following table sets forth the name, age and position of each of the Company's nominees for the nine director positions:

Name	Age	Position
Richard P. Crystal	60	Chairman, President, Chief Executive Officer and Director
Ronald W. Ristau	51	Chief Operating Officer, Chief Financial Officer and Director
Bodil M. Arlander	41	Director
Philip M. Carpenter III	33	Director
John D. Howard	52	Director
Richard L. Perkal	51	Director
M. Katherine Dwyer	56	Director
David H. Edwab	50	Director
Arthur E. Reiner	64	Director

        Richard P. Crystal was named President and Chief Executive Officer in 1996 and became Chairman in 2004. Previously, Mr. Crystal had a 20 year career at R.H. Macy/Federated, including a variety of senior management positions, culminating in his serving as Chairman and Chief Executive Officer, Product Development and Specialty Retail (Aéropostale, Inc.). Mr. Crystal began his career in retailing at Stern's. He has approximately 30 years of experience in the retail industry and 17 years experience in specialty retail. Mr. Crystal holds a B.A. in history from New York University.

        Ronald W. Ristau was named Chief Operating Officer in 2002 and had served as Executive Vice President, Operations and Administration since 1998. Mr. Ristau has also held the position of Chief Financial Officer since April 2004. Previously, Mr. Ristau was Executive Vice President and Chief Financial Officer of Revlon Consumer Products USA. Prior to that, he served at Max Factor as Vice President of Finance. Additionally, Mr. Ristau was employed at Playtex U.S. and United Technologies, and began his career in business at Peat, Marwick, Mitchell & Co. Mr. Ristau holds an M.B.A. from The Fuqua School of Business at Duke University and a B.B.A. from Roanoke College. Mr. Ristau is a Certified Public Accountant.

        Bodil M. Arlander has served as a director since 2002 and currently is a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company, which she joined in April 1997. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industry. She also currently serves as a director of CamelBak Group, LLC, Hand Innovations, LLC and the publicly traded company Aéropostale, Inc.

        Philip M. Carpenter III has served as a director since 2002 and is a Managing Director of Bear, Stearns & Co. Inc. and a Principal of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company, which he joined in August 2002. Previously, Mr. Carpenter was a Principal with Brockway Moran & Partners, Inc., a private equity investment firm with whom he was employed from 1998 to 2002. Prior to that, he was with the private equity investment firm Trivest, Inc. and the investment banking department of Bear, Stearns & Co. Inc. Mr. Carpenter is currently a director of CamelBak Group, LLC, Packaging Holdings, Inc., and Reddy Ice Holdings, Inc. Mr. Carpenter holds a B.S. in Accounting from the State University of New York at Binghamton.

        John D. Howard has served as a director since 2002. He is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is the Chief Executive Officer of Bear Stearns Merchant Banking LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company. Mr. Howard has been the head of the merchant banking department of Bear, Stearns & Co. Inc. since its inception in 1997. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, Inc., a private investment firm specializing in management buyouts. Previously he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of several private companies and the publicly traded companies Aéropostale, Inc. and Integrated Circuit Systems, Inc.

        Richard L. Perkal has served as a director since 2004. Mr. Perkal is currently a Senior Managing Director of Bear, Stearns & Co. Inc. and is a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company, which he joined in July 2000. Prior to joining Bear, Stearns & Co. Inc., Mr. Perkal was a senior partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of several private corporations including CamelBak Group, LLC and Vitamin Shoppe Industries, Inc.

        M. Katherine Dwyer has served as a director since 2003 and is currently the Chief Executive Officer and founder of Skinklinic, Inc., where she has been since its founding in 2001. From 2000 to 2001, Ms. Dwyer was self-employed, working to develop Skinklinic, Inc. From 1998 to 2000 she was President of Revlon Consumer Products USA and from 1995 to 1998 she was President of Revlon Cosmetics USA. Before Revlon she held general management and marketing positions in beauty, cosmetics, hair care and skin care at the Clairol division of Bristol-Myers Squibb, Avon, Cosmair, Victoria Creations and Gillette. She was also an accountant for Price Waterhouse. In 1997, Ms. Dwyer was named Woman Achiever of the Year by Cosmetics Executive Women, and she received the group's Best New Product award for five out of six years, from 1994 to 1999. In 1998, she was named one of the 100 top women in business by Fortune Magazine. Ms. Dwyer has a B.A. from the University of

Massachusetts and an M.B.A. from Boston University. She sits on the board of directors of Westpoint Stevens, Inc.

        David H. Edwab has served as a director since 2003 and is currently the Vice Chairman of Men's Wearhouse, Inc. From 2000 until 2002 he served part time as Vice Chairman of Men's Wearhouse while holding a position as Senior Managing Director, Head of the Retail Investment Banking Group at Bear, Stearns & Co. Inc. an affiliate of Bear Stearns Merchant Banking LLC, an affiliate of the controlling shareholder of New York & Company. Mr. Edwab has worked for Men's Wearhouse for over ten years, starting as Vice President of Finance and Director in 1991 and as Chief Operating Officer from 1993 to 1997. He also served as President from 1997 to 2000 before becoming Vice Chairman of Men's Wearhouse. Before joining Men's Wearhouse, Mr. Edwab was a partner at Deloitte & Touche LLP responsible for the Southwest Corporate Finance Group and Retail Practice. He received his B.S. in finance from Fairleigh Dickinson University and is a Certified Public Accountant. He serves on the board of directors of the publicly traded company Aéropostale, Inc.

        Arthur E. Reiner has served as a director since 2003 and is currently Chairman and Chief Executive Officer of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation. Mr. Reiner joined Finlay in 1995. He became Chief Executive Officer of Finlay Enterprises in 1996 and was named Chairman in 1999. Mr. Reiner began his retailing career in 1962 at Bamberger's, then a division of R. H. Macy's and held various positions with Macy's including Chairman and Chief Executive Officer of Macy's Northeast and Macy's East until 1995. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. He is a member of the Board of Directors and Executive Committee of the Jewelers for Children.

Board and Committee Membership

        The Company is a controlled company under New York Stock Exchange rules and therefore does not need to have an independent board, compensation committee or nomination and governance committee. A company of which more than 50% of the voting power is held by an individual, a group or another company is considered to be a controlled company. Bear Stearns Merchant Banking, LLC has held over 50% of the voting power of the Company since its acquisition of Lerner New York, Holding, Inc. and its subsidiaries from Limited Brands, Inc. ("Limited Brands") on November 27, 2002. In addition, the several limited partnerships directly or indirectly controlled by Bear Stearns Merchant Capital II, L.P., referred to herein as "Bear Stearns Merchant Banking," has the right to designate seven people to the Company's board of directors pursuant to a stockholders agreement. See "Certain Relationships and Related Transactions" for a description of material relationships between Bear Stearns Merchant Banking and the Company.

        The Company's business, property and affairs are managed under the direction of the Company's board of directors. The board of directors has established four committees consisting of an audit committee, a nomination and governance committee, a compensation committee and an ethics committee. Members of the Company's board of directors are kept informed of its business through discussions with the Company's Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

        The board of directors of New York & Company, Inc. is currently comprised of nine directors. During fiscal year 2004, the board of directors met five times. Each of the Company's incumbent directors attended at least 75 percent of the regularly scheduled and special meetings of the board of directors and board committees on which they served in fiscal year 2004.

        All board members are expected to attend the Company's Annual Meetings of Stockholders, unless an emergency prevents them from doing so.

The Audit Committee

        Under the terms of its charter, the audit committee represents and assists the board with the oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company's annual proxy statement. The audit committee meets at least four times a year, including periodic meetings held separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2004, the committee met ten times. The audit committee is comprised of David H. Edwab (chairperson), M. Katherine Dwyer and Philip M. Carpenter III.

        The board of directors has determined that David H. Edwab, chairperson of the audit committee, is an "audit committee financial expert" for purposes of the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

        M. Katherine Dwyer and David H. Edwab are independent members of the audit committee for purposes of the SEC's rules. Philip M. Carpenter III is employed by Bear, Stearns & Co. Inc. and is a Principal of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc. and of the controlling shareholder of New York & Company. In accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3, the Company plans to have all audit committee members independent within one year of its initial public offering, which was effective October 6, 2004.

The Nomination and Governance Committee

        Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, and related matters. The nomination and governance committee did not meet in fiscal year 2004. The nomination and governance committee is comprised of Richard P. Crystal (chairperson), John D. Howard, Richard L. Perkal and Ronald W. Ristau.

        The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company's business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee shall have sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm's fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See "STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING" for procedures describing how a stockholder can submit a proposal to the board of directors.

The Compensation Committee

        Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company's senior management, compensation for the board of directors, evaluation and succession planning for the CEO and related matters. The committee shall have sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants' fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2004, the compensation committee met three times. The compensation committee is comprised of Arthur E. Reiner (chairperson) and Bodil M. Arlander.

The Ethics Committee

        Under the terms of its charter, the ethics committee is directly responsible for assisting the board of directors in fulfilling its responsibilities relating to the Company's compliance procedures for the code of business conduct. The ethics committee shall have sole authority to retain and terminate any advisors engaged to provide advice to the ethics committee related to its responsibilities, including the sole authority to approve such advisors' fees and other retention terms. In fiscal year 2004, the ethics committee met one time. The ethics committee is comprised of M. Katherine Dwyer (chairperson) and Arthur E. Reiner.

2004 Compensation of Directors

        Directors who are also employees of the Company are not compensated for their duties as a director. Independent members of the board of directors are compensated for their services. Each independent director receives an annual retainer of $20,000, which is supplemented by additional payments of: $1,000 for each board meeting attended in person, $500 for each board meeting attended telephonically, $2,000 annually for acting as a committee chairperson ($7,500 for acting as audit committee chairperson), $1,000 for each committee meeting attended in person, $500 for each committee meeting attended telephonically, and reasonable travel expenses for in-person attendance at board of directors and committee meetings. In addition, independent members of the board of directors received in May 2003 an initial grant of 113,729 non-qualified stock options issued with an exercise price of $0.11, under the Company's 2002 Stock Option Plan. These options vested 20% immediately upon issuance and the remaining 80% were to vest over the following four years at 20% per year. All of the unvested director options were accelerated upon the consummation of the Company's initial public offering.

CORPORATE GOVERNANCE

Board Committee Charters

        The charters for the Company's audit committee, nomination and governance committee, compensation committee and the ethics committee are available free of charge on the Company's website at http://www.nyandcompany.com, or upon written request to the Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, New York 10001. A copy of the audit committee charter is also attached to this Proxy Statement as Annex 1.

Corporate Governance Guidelines

        The board of directors of the Company adopted the corporate governance guidelines to assist in the exercise of its responsibilities. The Company's corporate governance guidelines are available free of charge on the Company's website at http://www.nyandcompany.com, or upon written request to the Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, New York 10001.

Code of Business Conduct Guidelines

        The Company has code of business conduct guidelines that applies to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. The code of business conduct guidelines are available free of charge on the Company's website at http://www.nyandcompany.com, or upon written request to the Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, New York 10001. Any updates or amendments to the code of business conduct guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

        Securityholders and other interested parties may contact the board of directors or the non-employee directors as a group at the following address:

        Board of Directors or
        Chairperson of the Ethics Committee (for non-employee directors)
        New York & Company
        450 West 33rd Street
        Fifth Floor
        New York, NY 10001

        Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's board of directors using the above address or through the New York & Company Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company's website at http://www.nyandcompany.com.

ITEM 2—Ratification of Independent Registered Public Accounting Firm

        The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2006 ("fiscal year 2005"), subject to ratification by the Company's stockholders.

        Representatives of Ernst & Young LLP will be present at the Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

        The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. Although ratification is not required by the Company's by-laws or otherwise, the board of directors is submitting the selection of Ernst & Young LLP to the Company's stockholders for ratification because the Company values its stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Your board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2005.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal year 2004 and the fiscal year ended January 31, 2004 ("fiscal year 2003"), and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2004	Fiscal Year 2003
Audit fees	$1,720,750	$306,625
Audit-related fees	45,000	—
Tax fees	305,069	444,150
All other fees	1,086	1,000

Total	$2,071,905	$751,775

        In fiscal year 2004, Audit Fees included $1,330,500 related to the Company's initial public offering, which included the audit of prior year financial statements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval:

        1.     Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards;

        2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements;

        3.     Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting; and

        4.     All Other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

        The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

        The role of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes and the systems of internal controls of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for reviewing the unaudited quarterly financial statements.

        In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm and independently as a committee. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended January 29, 2005 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee discussed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication With Audit Committees."

        In addition, the audit committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions With Audit Committees." The audit committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence. The audit committee has concluded that the independent registered public accounting firm, Ernst & Young LLP, is independent from the Company and its management.

        The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its audit. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 29, 2005, for filing with the Securities and Exchange Commission. The audit committee has selected, and the board of directors has ratified, subject to stockholder ratification, the selection of the Company's independent registered public accounting firm, Ernst & Young LLP.

David H. Edwab (Chairperson)
M. Katherine Dwyer
Philip M. Carpenter III

PERFORMANCE GRAPH

        The following graph shows a comparison of the cumulative total return as of the third quarter and fiscal year end, since the Company's initial public offering on October 6, 2004, for New York & Company, Inc. common stock, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's SmallCap 600 Apparel Retail Index, each of which assumes an initial investment value of $100 on October 6, 2004, in the common stock of the Company, and in the Standard & Poor's SmallCap 600 Index and the Standard & Poor's SmallCap 600 Apparel Retail Index. The comparison also assumes the reinvestment of any dividends.

EXECUTIVE OFFICERS

        The following table sets forth the name, age and position and each of the Company's executive officers:

Name	Age	Position
Richard P. Crystal	60	Chairman, President, Chief Executive Officer and Director
Ronald W. Ristau	51	Chief Operating Officer, Chief Financial Officer and Director
Robert J. Luzzi	52	Executive Vice President, Creative Director
Charlotte L. Neuville	53	Executive Vice President, Design
Steven M. Newman	45	Executive Vice President, Merchandising, Design and Visual

        All executive officers are employed by Lerner New York, Inc., except Richard P. Crystal and Ronald W. Ristau, who are employed by New York & Company, Inc.

        See the table under "Nominees for Directors" for the past business experience of Richard P. Crystal and Ronald W. Ristau.

        Robert J. Luzzi was named Executive Vice President, Creative Director in 2003. Previously, Mr. Luzzi was an independent investor from 2000 to 2003 and the Senior Vice President of Creative/Design and Advertising Worldwide for Estée Lauder Inc. from 1990 to 2000. Prior to that, Mr. Luzzi ran his own design firm. Mr. Luzzi has also created visual identities for leading fragrance and cosmetics brands including Calvin Klein, Ralph Lauren and Oscar de la Renta. Mr. Luzzi began his career in design at Grey Advertising. Mr. Luzzi holds a B.F.A. from Syracuse University.

        Charlotte L. Neuville was named Executive Vice President, Design in 2001 and had served as Vice President, Design since 1996. Previously, Ms. Neuville was Senior Vice President, Creative Director of Cygne Designs. Prior to that, she launched her own collection, Charlotte Neuville Inc. Additionally, Ms. Neuville was employed at Outlander, Jones New York Sport, and Adrienne Vittadini. She began her design career as an Assistant Designer at Perry Ellis. Ms. Neuville has more than 20 years of experience in apparel design and holds a B.F.A. from Parsons School of Design as well as a B.A. from Williams College.

        Steven M. Newman was named Executive Vice President, Merchandising, Design and Visual in 2005 and had served as Executive Vice President, Merchandising since 2002. Previously, Mr. Newman was President of Apparel for Eddie Bauer from 2000 to 2002. From 1995 until 2000, he served in several capacities with responsibilities ranging from merchandising, planning and store operations as well as President for Brooks Brothers. Additionally, Mr. Newman was previously employed at Ann Taylor and Gap, Inc. Mr. Newman began his career in retailing at R.H. Macy's & Co. Mr. Newman has more than 20 years of experience in retail merchandising and holds a B.A. from the University of South Florida.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 29, 2005. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each of the named executive officers, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 29, 2005 are deemed outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Richard P. Crystal	2,156,643	(2)	3.88%
Ronald W. Ristau	1,305,448	(3)	2.41%
Robert J. Luzzi	58,319	(4)	*
Charlotte L. Neuville	230,519	(5)	*
Steven M. Newman	327,756	(6)	*
Bodil M. Arlander	—	(7)	*
Philip M. Carpenter III	—	(8)	*
John D. Howard	38,532,888	(9)	72.06%
Richard L. Perkal	—	(10)	*
M. Katherine Dwyer	106,468	(11)	*
David H. Edwab	106,468	(12)	*
Arthur E. Reiner	113,729	(13)	*
BSMB/NYCG LLC	38,532,888	(14),(9)	72.06%
All directors and executive officers as a group (12 persons)	42,938,239		75.60%

*
Less than 1%.

(1)
For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 53,475,856 shares of common stock outstanding on April 29, 2005. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 450 W. 33rd Street, 5th Floor, New York, New York, 10001.

(2)
Includes 73,553 shares of common stock and 2,083,090 shares of common stock issuable upon exercise of options. Does not include 174,968 shares beneficially owned by the Lara Crystal 2004 Trust, 174,968 shares beneficially owned by the Jessica Crystal 2004 Trust, 174,968 shares beneficially owned by the Meredith Cohen 2004 Trust or 174,968 shares beneficially owned by the Ian Crystal 2004 Trust. Mr. Crystal disclaims beneficial ownership of such shares.

(3)
Includes 563,750 shares of common stock and 741,698 shares of common stock issuable upon exercise of options.

(4)
Includes 58,319 shares of common stock issuable upon exercise of options.

(5)
Includes 155,087 shares of common stock and 75,432 shares of common stock issuable upon exercise of options.

(6)
Includes 290,921 shares of common stock and 36,835 shares of common stock issuable upon exercise of options.

(7)
Ms. Arlander is employed by Bear, Stearns & Co. Inc., a broker/dealer. Her address is
383 Madison Avenue, 40th Floor, New York, New York 10179.

(8)
Mr. Carpenter is employed by Bear, Stearns & Co. Inc., a broker/dealer. His address is 383 Madison Avenue, 40th Floor, New York, New York 10179.

(9)
Mr. Howard is employed by Bear, Stearns & Co. Inc., a broker/dealer. Mr. Howard shares investment and voting control of common stock beneficially owned by BSMB/NYCG LLC.

(10)
Mr. Perkal is employed by Bear, Stearns & Co. Inc., a broker/dealer. His address is
383 Madison Avenue, 40th Floor, New York, New York 10179.

(11)
Includes 106,468 shares of common stock issuable upon exercise of options.

(12)
Includes 106,468 shares of common stock issuable upon exercise of options.

(13)
Includes 113,729 shares of common stock issuable upon exercise of options.

(14)
The address of BSMB/NYCG LLC is 383 Madison Avenue, 40th Floor, New York, NY 10179. Represents all shares held of record by BSMB/NYCG LLC. BSMB/NYCG LLC is an affiliate of, and is controlled by, Bear Stearns Merchant Banking. BSMB/NYCG LLC is also an affiliate of Bear Stearns Merchant Manager, II, LLC, the Company's financial advisors under its terminated Advisory Services Agreement. Bear Stearns Merchant Banking has the right to designate seven persons to the Company's board of directors pursuant to a stockholders agreement. Subject to certain prior consultation obligations, John D. Howard indirectly controls the voting and disposition of the equity of New York & Company held by BSMB/NYCG LLC. BSMB/NYCG LLC acquired its shares in the acquisition transaction with Limited Brands, Inc. on November 27, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company, Inc. outstanding common stock, to file with the Securities and Exchange Commission an initial report of ownership and report changes in ownership of common stock. Based on the Company's records and other information, the Company believes that during the fiscal year ended January 29, 2005 the Company's directors and executive officers met all applicable filing requirements, other than an unintentional omission on one report filed on Form 3 for Robert J. Luzzi that was amended in a subsequent Form 3/A.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Executive Officer Compensation

        General.    The key components of the Company's executive officer compensation include both short-term and long-term components. Short-term compensation consists of an executive officer's annual base salary and annual incentive cash bonus. Long-term compensation may include grants of stock options, restricted stock or other equity-based incentives established by the Company, as determined by the board of directors. The board of directors has delegated to the compensation committee the authority with respect to the Company's overall compensation policy, including authority to establish the annual salary and incentive compensation targets of the Chairman, President and CEO, and approval of the compensation structure for the other executive officers. The compensation committee also has the authority to grant awards in the form of stock options under the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan (the "stock option plan").

        Annual Base Salary.    The Company's compensation committee periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate. In determining salary adjustments, the compensation committee considers the size and responsibility of the individual's position, the Company's overall performance, the individual's overall performance and future potential, and the base salaries paid by competitors to employees in comparable positions.

        Incentive Compensation Plan.    The Company's incentive compensation plan provides its senior management with cash bonuses linked to the seasonal financial results of the business. Target spring and fall bonus levels are set for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the executive meets certain performance results, which through fiscal year 2004 have been linked to EBITDA. Beginning in fiscal year 2005, performance results will be linked to operating income. Maximum bonuses under the incentive compensation plan are two times target bonus.

        Stock Option Awards.    The stock option plan was approved by the board of directors on August 25, 2004 for the purpose of providing incentives to key employees of the Company and its affiliates, consultants who provide significant services to the Company and its affiliates, and directors of the Company who are not employees. The stock option plan is intended to motivate these individuals to further the growth and profitability of the Company as well as to assist the Company in retaining key employees and directors.

Chief Executive Officer's Compensation

        Annual Base Salary.    Richard P. Crystal serves as Chairman, President and Chief Executive Officer. During the earlier part of fiscal year 2004, Mr. Crystal's base salary was $775,000, representing a 0.0% increase from fiscal year 2003. The compensation committee approved a new employment agreement for Mr. Crystal dated August 25, 2004, which included his appointment to Chairman of the Board. Pursuant to the agreement, Mr. Crystal's base salary was increased beginning August 1, 2004 to $900,000, which is subject to annual review by the board of directors. In determining Mr. Crystal's compensation in connection with his appointment to Chairman of the Board, the compensation committee considered the Company's historical financial performance, individual performance, anticipated future contribution to the success of the Company and salary data for chief executive officers of other publicly held apparel companies having a size and focus that the compensation committee believes comparable to the Company's.

        Incentive Compensation Plan.    Mr. Crystal's incentive compensation target remained at 110% of his base salary during fiscal year 2004. As a result of the Company's fiscal year 2004 results exceeding the performance targets set by the compensation committee pursuant to the Incentive Compensation Plan, Mr. Crystal received a $1,127,500 annual cash bonus.

        Stock Option Awards.    During fiscal year 2004, the compensation committee granted Mr. Crystal 157,856 fully vested options on February 1, 2004 and 504,529 fully vested options on May 14, 2004. The determination to grant the options was based on Mr. Crystal's attainment of performance targets pursuant to his employment agreement dated December 2, 2002 and the Company's refinancings on March 16, 2004 and May 19, 2004.

Arthur E. Reiner (Chairperson)
Bodil M. Arlander

EXECUTIVE COMPENSATION

        The following summarizes, for the years indicated, the principal components of compensation for the Company's Chief Executive Officer and the other four highest compensated executive officers (collectively, the "named executive officers"). The compensation set forth below fully reflects compensation for work performed on the Company's behalf.

Summary Compensation Table

		Annual compensation(1)		Long-term compensation
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Restricted stock awards	Securities underlying options(#)	All other compensation ($)
Richard P. Crystal Chairman, President and Chief Executive Officer	2004 2003	837,500 775,000	1,127,500 1,705,000	— —	157,856 504,529 —	21,084 20,520	(2) (2)
Ronald W. Ristau Chief Operating Officer and Chief Financial Officer	2004 2003	512,500 450,000	433,125 630,000	— —	126,134 —	21,084 20,520	(3) (3)
Robert J. Luzzi Executive Vice President, Creative Director(4)	2004 2003	450,000 43,269	281,250 —	— —	139,974 —	2,337 —	(4)
Charlotte L. Neuville Executive Vice President, Design	2004 2003	402,000 402,000	301,500 482,400	— —	— —	21,084 20,520	(5) (5)
Steven M. Newman Executive Vice President, Merchandising, Design and Visual	2004 2003	535,000 535,000	468,125 749,000	— —	— —	17,863 11,478	(6) (6)

(1)
Perquisites and other personal benefits or property, in the aggregate, are less than either $50,000 or 10% of the total annual salary and bonus reported for the applicable named executive officer.

(2)
Consists of $8,200 in 2004 and $8,000 in 2003 for employer match to 401(k) plan under the Company's savings and retirement plan ("SARP") and $12,884 in 2004 and $12,520 in 2003 for employer contribution to the SARP. Does not include $1,175,000 retention bonus, paid over 2003 and 2004 by Limited Brands in connection with the acquisition.

(3)
Consists of $8,200 in 2004 and $8,000 in 2003 for employer match to 401(k) plan under the SARP and $12,884 in 2004 and $12,520 in 2003 for employer contribution to the SARP. Does not include $500,000 retention bonus, paid in 2003 by Limited Brands in connection with the acquisition.

(4)
Mr. Luzzi was hired as Executive Vice President, Creative Director on November 17, 2003. Consists of $2,337 employer contribution to the SARP.

(5)
Consists of $8,200 in 2004 and $8,000 in 2003 for employer match to 401(k) plan under the SARP and $12,884 in 2004 and $12,520 in 2003 for employer contribution to the SARP.

(6)
Consists of $8,200 in 2004 for employer match to 401(k) plan under the SARP, $9,663 in 2004 and $9,390 in 2003 for employer contribution to the SARP, and $2,088 gross up for relocation in 2003.

Aggregated Option Exercises During Fiscal Year 2004 and Year-End Option Values

        The following table shows the (i) number of shares of common stock acquired by each named executive officer upon the exercise of Company stock options during fiscal year 2004, (ii) aggregate dollar value realized by each named executive officer upon such exercise, based upon the fair market value of the common stock on the date of exercise, (iii) number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each named executive officer at the end of fiscal year 2004, and (iv) value of all such options that were "in the money" (i.e., the market price of the common stock was greater than the exercise price of the options) at the end of fiscal year 2004.

	Fiscal Year 2004		Underlying options at January 29, 2005		Value of unexercised in-the-money options at January 29, 2005($)(a)
	Shares acquired on exercise	Value realized $	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard P. Crystal	—	—	2,083,090	1,420,714	31,612,141	22,966,836
Ronald W. Ristau	300,000	5,320,710	741,698	915,573	11,597,324	14,800,878
Robert J. Luzzi	—	—	58,319	81,655	761,180	1,065,761
Charlotte L. Neuville	3,500	57,350	75,432	78,924	1,219,411	1,275,862
Steven M. Newman	73,670	1,223,050	36,835	110,497	595,464	1,786,261

(a)
Calculated based on the closing market price of the common stock of $16.28 on January 28, 2005, the last trading day in fiscal year 2004, less the amount required to be paid upon exercise of the option.

Option Grants in Fiscal Year 2004

        This table shows all options to purchase the Company's common stock granted to each of the Company's named executive officers in fiscal year 2004 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

					Potential realizable value at assumed annual rates of stock price appreciation for option term
	Number of securities underlying options	% of total options granted to employees
Name			Exercise price ($/share)	Expiration date
					5% ($)	10% ($)
Richard P. Crystal	157,856	11.4%	3.23	02/01/2014	3,477,193	5,550,120
Richard P. Crystal	504,529	36.5%	3.23	05/14/2014	11,299,398	18,303,818
Ronald W. Ristau	126,134	9.1%	3.23	05/14/2014	2,824,889	4,576,018
Robert J. Luzzi	139,974	10.1%	3.23	02/01/2014	3,083,295	4,921,400
Charlotte L. Neuville	—	—	—	—	—	—
Steven M. Newman	—	—	—	—	—	—

Equity Compensation Plan Information

        The following table sets forth additional information as of January 29, 2005 about shares of the Company's common stock that may be issued upon the exercise of options and other rights under the Company's existing equity compensation plan, divided between plans approved by the Company's stockholders and plans or arrangements not submitted to the Company's stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans
Equity Compensation Plans approved by security holders	9,084,636	$0.93	2,591,026
Equity Compensation Plans not approved by security holders	N/A	N/A	N/A

Total	9,084,636	$0.93	2,591,026

Employment and Severance Agreements

        On August 25, 2004, the Company entered into amended and restated employment agreements with Richard P. Crystal and Ronald W. Ristau, certain provisions of which became effective upon the consummation of the initial public offering. These employment agreements will remain effective through August 25, 2007, and are automatically renewable for additional one year terms. Under the terms of these agreements, Mr. Crystal and Mr. Ristau are entitled to base salaries of $900,000 and $575,000 per year, respectively.

        Each of Mr. Crystal and Mr. Ristau is entitled to continue to be paid a base salary and target bonuses for two years following a termination by the Company without cause (including its failure to renew), or if he resigns with good reason. After a change of control of the Company, each is entitled to be paid a lump sum equal to three times his base salary plus bonus if he is terminated without cause (including the Company's failure to renew) or if he resigns with good reason within two years of such change of control. Mr. Crystal and Mr. Ristau's employment agreements also restrict the executives' business activities that compete with the Company's business for two years from the date of termination and the solicitation of its employees for three years from the date of termination.

        The Company has also entered into letter agreements of employment with Robert J. Luzzi, Charlotte L. Neuville and Steven M. Newman which provide for annual base salaries of $450,000, $402,000 and $535,000, respectively. Each executive is also entitled to participate in the Company's employee benefit plans and its current incentive compensation plan. After one year of employment, Mr. Luzzi, Ms. Neuville and Mr. Newman are entitled to severance payments equal to one year of base salary of final rate of pay upon termination by the Company without cause. Each executive has agreed to be bound by an 18 month non-compete provision upon resignation or termination for cause, and an 18 month non-solicitation provision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

        Bear Stearns Merchant Banking and certain of the Company's senior management stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders. This agreement replaces a security holders agreement between certain of the Company's stockholders and became effective immediately prior to the consummation of the initial public offering.

        The stockholders agreement provides that the parties must vote their securities in favor of the individuals nominated to the board of directors by Bear Stearns Merchant Banking, provided that each of Richard P. Crystal and Ronald W. Ristau shall be so nominated for so long as he serves as an executive officer of New York & Company. From and after the date that the stockholders party to the agreement and their transferees hold less than 50% of the Company's outstanding common stock, the parties to the agreement will be obliged to vote for two individuals nominated to the board of directors by Bear Stearns Merchant Banking. Such voting obligations will terminate when Bear Stearns Merchant Banking and certain of its transferees own less than 20% of the Company's outstanding common stock.

        The stockholders agreement also gives the parties certain rights with respect to registration under the Securities Act of shares of the Company's securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

Advisory Services Agreement

        The Company had an advisory services agreement with Bear Stearns Merchant Manager II, LLC. The services consisted of formulating and implementing business strategies, including identifying and assisting the Company in evaluating corporate opportunities, such as marketing opportunities and financial strategies. Under the terms of the advisory services agreement, at the closing of the acquisition from Limited Brands, Inc., the Company paid a transaction fee equal to $4.0 million in connection with services rendered in connection with the acquisition.

        The advisory services agreement called for an annual advisory fee, payable in advance in quarterly installments, equal to the greater of $0.8 million or 2.5% of EBITDA. The Company paid Bear Stearns Merchant Manager II, LLC such fees in the amounts of $3.1 million, $1.0 million and $0.3 million in fiscal year 2004, fiscal year 2003 and the period from November 27, 2002 to February 1, 2003, respectively. Upon consummation of the initial public offering on October 13, 2004, the Company paid a $4.0 million fee related to the termination of the advisory services agreement with Bear Stearns Merchant Manager II, LLC. Bear, Stearns & Co. Inc., an affiliate of Bear Stearns Merchant Banking, served as co-lead manager of the offering and received a portion of the underwriting discounts and commissions.

        The Company believes that the fees paid are reasonable for the services provided and supported its operations as a private company; however, they do not reflect arms-length negotiations. Although the Company believes these fees are comparable to management fees paid by portfolio companies of other private equity firms with comparable experience and sophistication, the Company did not pursue any alternate arrangements and therefore there is no assurance that these agreements were on terms comparable to those that could have been obtained from unaffiliated third parties.

Commercial and Investment Banking Activities

        Bear Stearns Merchant Banking and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for the Company for which they will receive reasonable fees to be negotiated on an arms-length basis.

Relationships with the Company's Former Parent and Its Affiliates

Transition Services Agreement

        The Company continues to use the services of Limited Brands and its business units Limited Logistics Services and Independent Production Services under the transition services agreement for the distribution, transportation and delivery and compliance support services needs.

        Under the agreement, these services will terminate upon the earliest of the following:

  •
  15 months after the date on which Limited Brands gives notice that they would like to terminate the services (such notice can be given no earlier than August 26, 2006);

  •
  15 months from the date that the Company notifies Limited Brands that the Company wishes to terminate the services;

  •
  60 days after the Company has given notice to Limited Brands that they have failed to perform any material obligations under the agreement and such failure shall be continuing;

  •
  30 days after Limited Brands has given notice to the Company that it has failed to perform any material obligations under the agreement and such failure shall be continuing;

  •
  within 75 days of receipt of the annual proposed changes to the agreement schedules which outline the cost methodologies and estimated costs of the services for the coming year, if such proposed changes would result in a significant increase in the amount of service costs that the Company would be obligated to pay;

  •
  15 months after a change of control, at the option of Limited Brands; or

  •
  upon reasonable notice under the prevailing circumstances by the Company to Limited Brands after a disruption of services due to force majeure that cannot be remedied or restored within a reasonable period of time.

        The Company believes that these services are provided at a competitive price and the Company anticipates continuing to use Limited Brands for these services. If termination of these logistics and related services under the transition service agreement results in excess logistics and related service labor for Limited Brands, the Company will be liable for 50% of severance related costs of such labor up to a maximum of $0.5 million.

Store Leases

        In connection with the acquisition by Bear Stearns Merchant Banking on November 27, 2002, the Company entered into the following agreements relating to its dealings with Limited Brands as they relate to the Company's store leases, each of which the Company believes have comparable or better terms than the Company could have obtained from unrelated third parties:

  •
  a store leases agreement;

  •
  a covenant agreement;

  •
  a master sublease agreement; and

  •
  a master assignment and assumption agreement.

        Store Leases Agreement.    The store leases agreement formalizes the agreements between the parties as to the rights and obligations of each party relating to store leases where:

  •
  the Company now subleases store space from Limited Brands or one of its affiliates or former affiliates;

  •
  the Company now subleases store space to affiliates or former affiliates of Limited Brands; or

  •
  the Company leases store space which is adjacent and not fully separated, either physically or functionally, from store space leased by affiliates or former affiliates of Limited Brands.

        The agreements therein are generally coextensive with the prime leases to which they relate.

        Covenant Agreement.    In order that Limited Brands and its affiliates would continue to guarantee the leases of some of its stores, the Company entered into the covenant agreement whereby the Company agreed to certain negative covenants relating to the incurrence of indebtedness, limitations of restricted payments and transactions with affiliates. The terms of the agreement were amended on March 16, 2004 in connection with its note and warrant purchase from LFAS, Inc. described in further detail below. The covenant agreement terminates on the earliest to occur of:

  •
  the date which projected guaranteed rental payments is less than $40.0 million;

  •
  December 31, 2005;

  •
  a letter of credit is issued to Limited Brands in an amount equal to the present value of the guaranteed leases minimum rental payments; or

  •
  in connection with the acquisition or merger of the Company with another party who assumes the guarantee reimbursement obligation.

        Master Sublease Agreement.    The master sublease agreement gives the Company a sublease on space sublet from and guaranteed by Limited Brands. This agreement generally terminates for each sublease with the term of each prime lease.

        Master Assignment and Assumption Agreement.    The master assignment and assumption agreement provides for the assignment of certain leases to Limited Brands which leases are guaranteed by Limited Brands. Pursuant to the master sublease agreement described above, the store premises subject to the master assignment and assumption agreement are subleased to the Company.

Relationship with Mast Industries

        The Company purchases apparel and accessories from Mast Industries, Inc., ("Mast") an affiliate of Limited Brands. Mast is a significant vendor of apparel and accessories to third parties. The Company purchases goods through Mast on a purchase order basis, and has no long-term contract. Total annual purchases from Mast in fiscal year 2004 and fiscal year 2003 were $128.2 million and $109.6 million, respectively, making Mast one of its top three importers. Though the Company does not expect to lose Mast as a supplier, ample alternative suppliers exist in a competitive market, and the Company believes the loss of Mast would not be material to its business.

Repayment of 10% Subordinated Note and Purchase of Warrant

        On March 16, 2004, the Company repurchased the 10% subordinated note issued November 27, 2002 from LFAS, Inc., an affiliate of Limited Brands, for $85.0 million, which included $75.0 million of the initial principal amount and all accrued and unpaid interest thereon. The Company also purchased for $20.0 million from LFAS, Inc. the common stock purchase warrant issued by the Company on November 27, 2002 to acquire 8,050,671 shares of its common stock for $0.11 per share. As part of the note and warrant purchase, the Company agreed to pay LFAS, Inc. an amount in cash equal to approximately 6.38% of the pre-offering equity value of the company that was over $156.8 million, less $4.5 million. In connection with the consummation of the initial public offering, the Company paid LFAS, Inc. the obligation in the amount of $45.7 million and thereby has settled all obligations to LFAS, Inc.

Repurchase of Preferred Stock

        Concurrently upon entering into the new credit facility on May 19, 2004, the Company repurchased substantially all issued and outstanding preferred stock of New York & Company for $75.0 million, which included all accrued and unpaid dividends. BSMB/NYCG LLC owned 93.1% of such preferred stock and the remaining 6.9% was owned by certain members of the Company's senior management. The remaining one share of preferred stock was cancelled immediately prior to the consummation of the initial public offering.

Acceleration of Vesting of Certain Stock Options

        Concurrently upon entering into the new credit facility on May 19, 2004, the vesting of certain of the stock options issued pursuant to grants under the Company's 2002 Stock Option Plan were accelerated. The then current total number of shares of common stock underlying such vested options was 4,523,395, 1,854,267 of which were exercisable as a result of accelerated vesting and 2,669,128 of which were options that had previously vested.

Transactions with Management

        As part of the acquisition, certain members of the Company's senior management were paid retention bonuses by Limited Brands between May 2003 and May 2004 totaling in the aggregate approximately $2.9 million, for completing the sale of the company and remaining with the Company throughout the acquisition and separation period. Approximately $2.0 million of such amount was paid to the Company's executive officers.

        Prior to May 19, 2004, promissory notes made by certain members of the Company's senior management in the aggregate principal amount of approximately $2.8 million were issued in connection with these executives' purchase of its common and preferred stock. On May 19, 2004, all of these notes were repaid in conjunction with the closing of its new credit facility and the repurchase of substantially all of its preferred stock.

        On May 19, 2004, certain of the Company's executive officers were granted stock options for a total of 630,663 shares of its common stock at an exercise price of $3.23. Such options were immediately exercisable upon grant.

        On July 1, 2004, the Company funded and distributed the assets of its terminated non-qualified deferred compensation plan that had been maintained by Limited Brands prior to its separation. Such distribution resulted in cash payments to executive officers of $2.1 million out of a total $5.9 million distributed.

Ernst & Young LLP

        The Company's independent auditors, Ernst & Young LLP ("E&Y"), have, in the past, had certain business relationships with affiliates of The Bear Stearns Companies Inc. ("Bear Stearns") that are described below. None of these arrangements involved the Company, nor did they have any effect on its consolidated financial statements. The requirements of the Securities and Exchange Commission on auditor independence limit direct and material indirect business relationships between an auditor and its audit client. As a result of these business relationships between E&Y and affiliates of Bear Stearns, questions were raised regarding the independence of E&Y with respect to their audit of the Company.

        In October 2001, E&Y entered into a services agreement with Bear Stearns Securities Corp. ("Bear Stearns Securities") whereby E&Y would, on a non-exclusive basis, identify Bear Stearns Securities to E&Y's personal financial consulting ("PFC") clients for custodial, brokerage, recordkeeping and performance reporting services. E&Y's PFC clients were billed for such services directly by Bear Stearns Securities. The agreement contained no provisions for payments between E&Y and Bear Stearns Securities, except for the reimbursement of certain costs incurred by E&Y in relation to non-timely delivery of performance reporting services by Bear Stearns Securities. Pursuant to those reimbursement provisions, in June 2004 E&Y received a payment from Bear Stearns Securities in the amount of $287,500 that represented a negotiated resolution of E&Y's claims for reimbursement of certain costs incurred by E&Y to obtain performance reports from another provider. E&Y received no compensation, direct or indirect, from Bear Stearns Securities or its affiliates for making referrals. On September 21, 2004, the parties terminated this agreement. Under the terms of the termination arrangements, E&Y's existing PFC clients may continue to use Bear Stearns Securities services and give E&Y access to their account records, but these relationships will be governed by contracts directly between the individual E&Y PFC client and Bear Stearns Securities. E&Y may, but is under no obligation to, continue to identify Bear Stearns Securities to E&Y's PFC clients for custodial, brokerage, recordkeeping and performance reporting services on a non-exclusive basis and such E&Y PFC client relationships will be governed by contracts directly between the individual PFC client and Bear Stearns Securities.

        This matter was reviewed by the Company's audit committee in consultation with counsel and representatives of E&Y. The audit committee considered all relevant facts and circumstances, including E&Y's representations with respect to their relationship with affiliates of Bear Stearns and E&Y's conclusion that they were independent with respect to their audit of the Company and concluded that the arrangements did not compromise E&Y's independence with respect to their audit.

        In November 2002, E&Y signed an agreement with Bear, Stearns & Co. Inc. to license, market and implement a specialized tax strategy developed by E&Y involving the repurchase of corporate debt expected to be of interest to a small number of entities. No business was ever conducted nor were any fees received or revenues recognized under the agreement and the agreement was terminated in June 2004.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2006 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 20, 2006. The proposal should be addressed to: Chairperson of the Nomination and Governance Committee, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, NY 10001.

        In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Company not less than 60 days or more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting unless less than 70 days notice or prior public disclosure of the date scheduled for the meeting is given or made, in which event notice by the stockholder to be timely must be delivered or received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the scheduled annual meeting was mailed or (ii) the day on which such public disclosure was made.

        A stockholder's notice with respect to a director nomination must set forth: (i) name, address and number of shares of common stock beneficially owned by the nominating stockholder; (ii) name, address and number of shares of common stock beneficially owned by the nominee; (iii) a detailed biography outlining the candidate's relevant background; (iv) professional and business experience and other significant accomplishments; (v) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (vi) a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board; and (vii) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member.

        A stockholder's notice with respect to a proposed item of business must include: (i) name, address and number of shares of common stock beneficially owned by the stockholder; (ii) a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting; and (iii) any material interest of the stockholder in such business.

ANNEX 1

NEW YORK & COMPANY, INC.

AUDIT COMMITTEE CHARTER

        This Amended and Restated Audit Committee Charter was adopted by the Board of Directors (the "Board") of New York & Company, Inc. (the "Company") on September 30, 2004 and replaces any charter previously used by the committee.

Mandate

        The Audit Committee (the "Committee") assists the Board in its oversight responsibilities relating to financial matters including:

  i)
  the integrity of the Company's financial statements;

  ii)
  the independent auditor's qualifications and independence;

  iii)
  the performance of the Company's internal audit function and independent auditors;

  iv)
  the Company's compliance with legal and regulatory requirements; and

  v)
  the preparation of an audit committee report as required by the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

        In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits, or for any determination that the Company's financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of the Company's management, internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services (the "internal auditor")) and the Company's independent auditor.

Organization

Committee Members

        The Committee shall be comprised of three directors. The members and the Chair of the Committee shall be appointed by the full Board on an annual basis and may be re-appointed or replaced at the Board's discretion at any time.

Qualifications

        Each committee member shall be financially literate, as determined by the Board in their business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the committee. At least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board in its business judgment. In addition, at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") the reasons why at least one member of the Committee is not an "audit committee financial expert." If the Board has determined that a member of the Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management expertise.

Independence

        Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3, unless the Company wishes to avail itself of any applicable exemption allowed under such rules and regulations. The Company shall make any required disclosures relating to the use of any such exemptions.

Other Service

        No Committee member may serve on the audit committee of more than three public companies unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee as such determination is disclosed in the Company's annual proxy statement.

Committee Meetings

        The Chair of the Committee shall be responsible for calling meetings of the Committee, developing the meeting agenda, providing pre-reading materials to Committee members relative to agenda items and chairing the meetings.

        The Committee shall meet at least four times a year. Meetings may be in person or by conference call. A majority of the Committee members must be in attendance for a quorum. The Committee may also act by unanimous written consent. The Committee shall make regular reports to the Board on the Committee's activities.

Separate Meetings

        The Committee shall meet periodically with management, the internal auditor and the independent auditor in separate executive sessions.

Professional Advisors

        The Committee shall have the sole authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also use the services of the Company's regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purposes of rendering or issuing an audit report or performing other audit, review or attestation services, for payment of compensation to any advisors employed by the Committee and for ordinary and administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Investigations

        The Committee is empowered to conduct its own investigations into issues related to its responsibilities.

Responsibilities

Independent Auditors

Appointment and Oversight of Independent Auditor

        The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company, and the independent auditor shall report directly to the Committee.

Appointment and Oversight of Additional Audit Firm

        The Committee shall be directly responsible for the appointment, compensation, retention and oversight work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company and such firm shall also report directly to the Committee.

Pre-Approval of Services

        Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.

  i)
  Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee's responsibilities under the Exchange Act to the Company's management.

  ii)
  Committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

Independence

        The Committee shall, at least annually, evaluate the independent auditor's qualifications, performance and independence. The Committee shall present its conclusions with respect to the independent auditor to the full Board. In conducting its evaluation the Committee shall take the following steps:

  i)
  The Committee shall obtain and review a report prepared by the independent auditor describing (a) the independent auditing firm's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues and (c) all relationships between the independent auditor and the Company.

  ii)
  The Committee shall obtain and review a formal written statement prepared by the independent auditor describing the fees billed in each of the last two fiscal years in each of the categories required to be disclosed in the Company's annual proxy statement.

  iii)
  The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

  iv)
  The Committee shall review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor.

  v)
  The Committee shall consider whether, in order to assure continuing auditor independence, the Company should adopt a regular rotation of the independent audit firm.

  vi)
  The Committee shall, if applicable, consider whether the independent auditor's provision of any permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Financial Statements and Disclosures

Audit Resources

        In connection with each annual audit, the Committee shall discuss with management, the independent auditor and the internal auditor the overall scope and plans for such audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

Audit Principles

        The Committee shall review and discuss with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effects of alternative GAAP methods on the Company's financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements and (iv) management's and/or the independent auditor's judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls.

Review of Reports

        The Committee shall review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Communication with Independent Auditors

  i)
  The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as then in effect.

  ii)
  The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management's responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (i) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); (ii) any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the Company.

Review of Independent Auditor Report to Audit Committee

        The Committee shall review the report that the independent auditor is required to make to the Committee regarding: (i) all accounting policies and practices to be used that the independent auditor identifies as critical; (ii) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor's engagement letter, independent auditor's independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

Recommendation to Include Financial Statements in Annual Report

        The Committee shall, based on its review and discussions outlined in paragraphs above, determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

Internal Audit Function

        The Committee shall meet periodically with the Company's internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) to discuss the responsibilities, budget and staffing of the Company's internal audit function and any issues that the internal auditor believes warrant audit committee attention.

Compliance Oversight

Risk Management

        The Committee shall discuss with management and the independent auditor the Company's policies with respect to risk assessment and risk management, the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

Communication with Board

        The Committee shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditor, the performance of the Company's internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

Hiring Practices

        The Committee shall approve guidelines for the Company's hiring of former employees of the outside auditor who participated in any capacity in the audit of the Company.

10A(b) Implications

        The Committee shall obtain from the independent auditor assurances that the independent auditor is not aware of any matters required to be reported under Section 10A(b) of the Exchange Act.

Whistleblower Procedures

        The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Press Releases and Analyst Communications

        The Committee shall discuss with management and the independent auditor the Company's earnings press releases (with particular focus on any "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

Disclosure Controls and Procedures

        The Committee shall review with the Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer the Company's disclosure controls and procedures and review periodically management's conclusions about the efficacy of such disclosure controls and procedures.

Preparation of Audit Committee Report

        The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company's annual proxy statements.

Attorney Reporting

        The Committee shall review and discuss any reports concerning material violations submitted to the Committee by the Company's attorneys pursuant to SEC attorney professional responsibility rules or otherwise.

Committee Self-Assessment

        The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee will work with the Nomination and Governance Committee to design and coordinate the annual self-assessment in conjunction with the overall Board assessment process. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee's performance.

Other Matters

        The Committee shall also fulfill any other responsibilities that may be assigned to the Committee by the Board from time to time.

Charter Modifications/Updating

        The Committee shall review this charter regularly and may recommend to the Board from time to time any proposed changes to the charter and to any other documents related to the responsibilities of the Audit Committee.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NEW YORK & COMPANY, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON THE BEHALF OF THE BOARD OF DIRECTORS	1.	To elect the following nominees to the Board of Directors (except as marked below), each to serve until the next Annual Meeting of Stockholders.	For ☐	Withhold For All ☐	Exceptions ☐
The undersigned, revoking all prior proxies, hereby appoints, Richard P. Crystal and Ronald W. Ristau, and each of them, each with the power to appoint his substitute, and hereby authorizes		Nominees:	Bodil M. Arlander, Philip M. Carpenter III, Richard P. Crystal, M. Katherine Dwyer, David H. Edwab, John D. Howard, Richard L. Perkal, Arthur E. Reiner and Ronald W. Ristau
them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the "Company") which the undersigned would be entitled to vote if present in		(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Friday June 24, 2005 or at any adjournment(s) or postponement(s) thereof.	2.	To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2006.	For ☐	Against ☐	Abstain ☐
	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS (1) AND (2).
	To change your address, please mark this box. ☐
	To include any comments, please mark this box. ☐
Please be sure to sign and date this Proxy in the box below.
Date ____________________
Stockholder sign above Co-holder (if any) sign above		THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL

- - - - - - - - - - - - Detach above card, sign, date and mail in postage paid envelope provided. - - - - - - - - - - - -

NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th floor
New York, NY 10001

    Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others in a representative capacity should indicate the capacity in which they sign. Vote must be indicated (x) in Black or Blue ink.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT
PROPOSALS REQUIRING YOUR VOTE ITEM 1—Election of Directors
CORPORATE GOVERNANCE
ITEM 2—Ratification of Independent Registered Public Accounting Firm
PERFORMANCE GRAPH
EXECUTIVE OFFICERS
SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5% OR MORE OF THE COMPANY'S COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
ANNEX 1 NEW YORK & COMPANY, INC.
AUDIT COMMITTEE CHARTER